Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333-202277) and Form S-8 (Nos. 333-200597 and 333-229626) of Ameris Bancorp of our reports dated March 9, 2020, relating to the financial statements and effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K/A.

/s/ Crowe LLP
Atlanta, Georgia
March 20, 2020